Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-20833, No. 333-20829 and 333-37642) ) of MarkWest Hydrocarbon, Inc. of our report dated March 30, 2004, except as to the 2004 stock dividend described in Note 16 (presented herein), the reclassifications described in Note 2 and the restatements described in Note 23 to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2004 (not presented herein), as to which the date is October 17, 2005 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Denver, CO
March 14, 2006